Free Writing Prospectus pursuant to Rule 433 dated March 2, 2026

Registration Statement No. 333-284538

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of CoreWeave, Inc. due March 8, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:	the Class A common stock of CoreWeave, Inc. (current Bloomberg ticker: “CRWV UW”) (the “underlying stock”).
Strike date:	expected to be February 27, 2026
Pricing date:	expected to be March 3, 2026
Issue date:	expected to be March 6, 2026
Calculation day:	expected to be March 5, 2029
Stated maturity date:	expected to be March 8, 2029
Starting price:	the stock closing price of the underlying stock on the strike date. The starting price is not the stock closing price of the underlying stock on the pricing date.
Ending price:	the stock closing price of the underlying stock on the calculation day
Underlying stock return:	ending price – starting price starting price
Upside participation rate:	170.00%
Threshold price:	60% of the starting price
Threshold amount:	40%
Call date:	expected to be March 8, 2027
Call threshold price:	69% of the starting price
Call premium:	at least 50.00% of the face amount (at least $500.00 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the stock closing price of the underlying stock on the call date is greater than or equal to the call threshold price, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price is greater than the starting price: $1,000 plus:

$1,000 × underlying stock return × upside participation rate;

•
if the ending price is less than or equal to the starting price but greater than or equal to the threshold price: $1,000; or
•
if the ending price is less than the threshold price:

$1,000 + ($1,000 × underlying stock return)

Underwriting discount:

up to 1.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 1.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP:	40058XYT5
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Hypothetical Payout Profile*

Security return at maturity
Market measure return
Call Date 1 (Call Premium: 50%)
175
150
125
100
75
50
25
0
-25
-50
-75
-100
Security return
0.00%
-31.00%
-40.00%
0.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical market measure return

* assumes a call premium of 50.00% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the stock closing price of the underlying stock on the call date significantly exceeds the call threshold price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the underlying stock at the upside participation rate.

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlying stock and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated March 2, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated March 2, 2026
●
WFS product supplement no. 9 dated January 20, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stock at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Underlying Stock
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive the Underlying Stock
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underlying Stock

▪
The Underlying Stock Has a Very Limited Trading History

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.